UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________

FORM 8-K

______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   March 22, 2009

XRG, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-49659	58-2583457
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

360 Main Street Washington, VA 22747
(Address of Principal Executive Office) (Zip Code)

(540) 675-3149

 (Registrant’s telephone number, including area code)

N/A

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT'S BUSINESS AND OPERATIONS

Item 1.01

Entry into a Material Definitive Agreement.

On March 22, 2009 XRG, Inc. (the “Company”) entered into a material definitive agreement with Belmont Partners, LLC by which Belmont Partners LLC acquired ten million seven hundred twenty-one thousand six hundred sixty-six (10,721,666) restricted common stock shares of the Company. Following the transaction, Belmont Partners, LLC controls 53% of the Company’s outstanding capital stock.

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02

Departure of Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 19, 2009, Joseph Meuse was appointed to the Board of Directors as Director, and as President and Secretary of the Company.  On the same date, Jay Ostrow resigned from his position as Director of the Company.

Set forth below is certain biographical information regarding the New Director and Officer:

Appointment of Joseph Meuse:  Director, President and Secretary of the Company.

Joseph Meuse, age 38, resides in Warrenton, VA.  Mr. Meuse has been involved with corporate restructuring since 1995.  He is the Managing Member of Belmont Partners, LLC and previously was a Managing Partner of Castle Capital Partners. Additionally, Mr. Meuse maintains a position as a Board member of the following corporations: Grand Niagara Mining and Development Company, Retail Holdings, Inc., NuOasis Laughlin, Inc., Big Red Gold, Inc., PacWest Transfer, LLC, Global Filings, Network Capital, Inc. and Heroes, Inc.  Mr. Meuse attended the College of William and Mary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 6, 2009	By: /s/Joseph Meuse
Joseph Meuse Director, President and Secretary